Exhibit 99(a)

                  Culp Announces Fiscal 2007 Results

    HIGH POINT, N.C.--(BUSINESS WIRE)--June 19, 2007--Culp, Inc.
(NYSE: CFI) today reported financial and operating results for the fourth quarter and fiscal year ended April 29, 2007.

    Overview

    For the three months ended April 29, 2007, net sales were $73.2 million compared with $70.7 million a year ago, an increase of 3.5 percent. The company reported a net loss of $40,000, or $0.00 per diluted share, for the fourth quarter of fiscal 2007, compared with a net loss of $1.5 million, or $0.13 per diluted share, for the fourth quarter of fiscal 2006. The financial results for the fourth quarter of fiscal 2007 include $1.8 million, or $0.14 per diluted share, in restructuring and related charges, after taxes. Excluding these charges, net income for the fourth quarter of fiscal 2007 was $1.8 million, or $0.14 per diluted share. The financial results for the fourth quarter of fiscal 2006 included $3.2 million, or $0.27 per diluted share, in restructuring and related charges, after taxes. Excluding these charges, net income for the fourth quarter of fiscal 2006 was $1.7 million, or $0.14 per diluted share. Included in the $1.7 million is an income tax benefit of $661,000, or $0.06 per share, that reflects losses from the company's U.S. operations combined with lower tax rates on income from foreign sources.

    For the fiscal year ended April 29, 2007, the company reported net sales of $250.5 million, compared with $261.1 million for the same period a year ago, a decrease of 4.0 percent. Net loss for fiscal 2007 was $1.3 million, or $0.11 per diluted share, compared with a net loss of $11.8 million, or $1.02 per diluted share, last year. Excluding restructuring and related charges, net income for fiscal 2007 was $3.8 million, or $0.32 per diluted share. Excluding restructuring and related charges, net loss for fiscal 2006 was $438,000, or $0.04 per diluted share. (A reconciliation of the net income (loss) and net income (loss) per share has been set forth on Page 6.)

    Frank Saxon, chief executive officer of Culp, Inc., said, "Our fourth quarter performance marked a solid finish to a year of important strategic and operational changes at Culp. These results reflect the benefits of the aggressive steps we have taken this year to more effectively position Culp in the global marketplace. Our mattress fabrics business has progressed well with the addition of the mattress fabrics product line of International Textile Group, Inc.'s Burlington House Division ("ITG"), acquired at the end of the third fiscal quarter. This transition has gone well and we are excited about the significant opportunities ahead for Culp in mattress fabrics. Although market conditions have continued to be extremely challenging in upholstery fabrics, we have worked hard to create a sustainable upholstery fabrics business model that will meet current customer demand. Our China platform has significantly enhanced our competitive position in the global marketplace. We believe we have achieved a solid leadership position in both of our businesses and look forward to the year ahead."

    Mattress Fabrics Segment

    Mattress fabrics (known as mattress ticking) sales for the fourth quarter were $38.1 million, a 58 percent improvement compared with $24.1 million for the fourth quarter of fiscal 2006. These results include the additional sales related to the company's acquisition of ITG's mattress fabrics product line completed during the third quarter of fiscal 2007, as well as some organic growth. Mattress fabrics sales represented 52 percent of overall sales for the fourth fiscal quarter. On a unit volume basis, total yards sold increased by 45 percent compared with the fourth quarter of fiscal 2006. The average selling price of $2.45 per yard for mattress fabrics for the fourth quarter of fiscal 2007 increased nine percent compared with the fourth quarter of last year, reflecting a shift in product mix. Operating income for this segment was $3.9 million, or 10.3 percent of sales, compared with $2.0 million, or 8.4 percent of sales, for the prior-year period, reflecting higher overall volume and full plant utilization. These operating results also include ITG transition costs of $740,000 incurred during the fourth quarter. For fiscal 2007, mattress fabrics sales totaled 107.8 million, an increase of 15 percent over fiscal 2006, and operating income was $10.8 million, up 57 percent from $6.9 million in the prior year.

    "Our mattress fabrics business was exceptionally strong in the fourth quarter and accounted for more than half of total company sales for the first time in Culp's history," noted Saxon. "The acquisition of ITG's mattress fabrics product line has enhanced our leadership position and we have been pleased with our progress in integrating the additional production and sales. Customer response has generally been favorable and we believe this transaction provides the opportunity to increase Culp's annual sales in mattress fabrics by approximately
$40 million. We were also pleased to achieve improved operating margins in mattress fabrics even with the transition costs during the fourth quarter. With the integration now substantially complete, we are well positioned to solidify the gains we have achieved and continue to build a sustained level of execution and service for our customers."

    Upholstery Fabrics Segment

    Sales for this segment were $35.1 million, a 25 percent decline compared with $46.6 million in the fourth quarter of fiscal 2006. Total yards sold declined by 25 percent, while average selling prices were flat compared with the fourth quarter of fiscal 2006. Sales of upholstery fabrics reflect very weak overall industry demand as well as continued soft demand industry wide for U.S. produced fabrics, driven by consumer preference for leather-and suede-covered furniture and other imported fabrics, including cut and sewn kits. Sales of U.S. produced fabrics were $14.2 million, down 46 percent from the fourth quarter of fiscal 2006, while sales of non-U.S. produced fabrics were $20.9 million, up three percent over the prior year period. Operating income for the upholstery fabrics segment for the fourth quarter of fiscal 2007 was $863,000 compared with $1.1 million for the same period a year ago. For fiscal 2007, sales of upholstery fabrics were $142.7 million, a decline of 15 percent compared with fiscal 2006. Operating income for the year was $2.3 million, reversing the previous year's operating loss of $954,000. These results reflect higher gross profit on non-U.S. produced fabrics, but continued low gross profit levels related to sales of U.S. produced fabrics.

    Saxon remarked, "Business conditions in the retail furniture business have been extremely soft as a weak housing market and higher gas prices are affecting consumer demand. Our upholstery fabrics business mirrors the trends in the industry. With respect to our U.S. operations, we believe we have taken the right steps to reduce our operating costs and align our operations with current demand. As of the end of fiscal 2007, we have only one remaining U.S. upholstery fabrics plant in Anderson, South Carolina, which produces velvets and a limited amount of decorative fabrics. Culp is now the only U.S. company producing velvet fabrics for furniture manufacturers and we believe the Anderson plant will continue to play an important role in our upholstery fabrics business. The book value of our remaining U.S. upholstery fabrics asset base is now $3.4 million. With our restructuring activities substantially complete, we believe we now have the appropriate U.S. manufacturing capacity to support current demand.

    "Our non-U.S. operations accounted for 60 percent of upholstery fabrics sales for the fourth quarter compared with 43 percent a year ago. However, sales of non-U.S. fabrics also are beginning to reflect the overall softness in the furniture industry. Our China platform has continued to grow, although at a slower rate, and we continue to identify potential opportunities as we expand our capabilities. We believe Culp is well positioned to meet customer demand when market conditions improve, with our strong focus on product innovation, quality and global logistics," added Saxon.

    Balance Sheet

    "One of our primary objectives for fiscal 2007 was to maintain a strong financial position as we continued to make important strategic changes in our operations," added Saxon. "We are pleased with the progress we made in improving our cash position and reducing debt. At the end of fiscal 2007, our balance sheet reflected $10.2 million in cash and cash equivalents even as we expanded our mattress fabrics business. Total debt was $40.8 million compared with $47.7 million at the end of fiscal 2006. During the fourth quarter and in May, we prepaid a total of $6.2 million in long-term debt scheduled for payment in March 2008. Our debt to capital ratio has improved significantly and is now 35 percent, down from 40 percent at the end of last year. As of April 30, 2007, we also had $2.5 million in assets held for sale, which we expect will be sold in fiscal 2008. Our capital spending plans for fiscal year 2008 are expected to be approximately $4.0 million and depreciation is expected to be approximately $6.0 million."

    Outlook

    Commenting on the outlook for the first quarter of fiscal 2008, Saxon said, "The current trends in our mattress fabrics segment continue to be favorable, while business conditions remain very soft in our upholstery fabrics segment due to weak retail furniture demand and sharply lower demand for U.S. produced fabrics. Overall, we expect our first quarter sales to be about the same as the first quarter of last year. We expect sales in our mattress fabrics segment to be up 55 to 60 percent for the first quarter, reflecting the incremental ITG sales and some organic growth. Operating income in this segment is also expected to improve substantially compared with the prior year period due to higher sales volume, full production schedules and the completion of the integration of the ITG business.

    "In our upholstery fabrics segment, we expect sales to be down approximately 30 to 35 percent for the first quarter, with a modest decline in sales of non-US produced fabrics and sharply lower sales of U.S. produced fabrics. We believe the upholstery fabric segment's operating results will reflect a small operating loss due to lower sales and continued low gross profit margins in U.S. produced fabrics. However, we are expecting continued solid gross profit margins in our non-U.S. produced business and lower selling, general and administrative expenses on a sequential basis for this segment, as we have recently taken additional cost reduction actions in this area.

    "Considering these factors, we expect the company to report net income in the first quarter in the range of $0.08 to $0.12 per diluted share, excluding restructuring and related charges for previously announced restructuring initiatives. This is management's best estimate at present, recognizing that future financial results are difficult to predict because the upholstery fabrics industry is undergoing a dramatic transition and many internal changes are still underway within the company. The actual results will depend primarily upon the level of demand throughout the quarter and the company's progress with respect to restructuring activities," said Saxon.

    The company estimates that restructuring and related charges for previously announced restructuring initiatives of approximately $500,000 ($375,000 net of taxes, or $0.03 per diluted share) will be incurred during the first fiscal quarter. Including these restructuring and related charges, the company expects to report results for the first fiscal quarter in the range of net income of $0.05 to $0.09 per diluted share. (A reconciliation of the projected net income per share calculation has been set forth on Page 6.)

    In closing, Saxon added, "We look forward to the opportunities ahead for Culp in fiscal 2008. We believe we made considerable progress over the past year in moving the company forward in both business segments. With the addition of the ITG business we have achieved a strong competitive position in mattress fabrics and this business segment will be the key driver of Culp's growth for fiscal 2008. We have developed a growing global platform in our upholstery fabrics business and will continue to enhance our capabilities in China. With the aggressive strategic steps we have taken in our U.S. upholstery fabric business, we have created a model to keep our domestic capacity appropriately sized for the current business environment. We are now focused on our position as the sole U.S. manufacturer of velvet upholstery fabrics. As we begin fiscal 2008, we are confident that Culp can approach both the opportunities and challenges in today's global marketplace from a stronger position.

    "Over the past several years, Culp has undergone a difficult and challenging transformation in response to fundamental changes in the marketplace. These changes were possible in large part due to the dedicated and diligent efforts of our associates who have been remarkably loyal and understanding during these challenging times. With their commitment, we have taken the actions necessary to ensure Culp's position as a key participant in today's global marketplace," said Saxon.

    About the Company

    Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company's fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

    This release contains statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as "expect," "believe," "estimate," "plan" and "project" and their derivatives, and include but are not limited to statements about the company's future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the company's business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the company adversely. Changes in consumer tastes or preferences toward products not produced or marketed by the company could erode demand for the company's products. The company's level of success in integrating its recent acquisition and in capturing and retaining sales to customers related to the acquisition will affect the company's ability to meet its sales and profit goals. In addition, strengthening of the U.S. dollar against other currencies could make the company's products less competitive on the basis of price in markets outside the United States. Also, economic and political instability in international areas could affect the company's operations or sources of goods in those areas, as well as demand for the company's products in international markets. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the company's periodic reports filed with the Securities and Exchange Commission, including the "Risk Factors" section in the company's most recent annual report on Form 10-K.




                              CULP, INC.
                    Condensed Financial Highlights
                             (Unaudited)

                    Three Months Ended          Fiscal Year Ended
                 ------------------------- ---------------------------
                  April 29,    April 30,     April 29,     April 30,
                    2007         2006          2007          2006
                 ------------ ------------ ------------- -------------

Net sales        $73,196,000  $70,718,000  $250,533,000  $261,101,000

Net loss            $(40,000) $(1,534,000)  $(1,316,000) $(11,796,000)
Net loss per
 share:
   Basic              $(0.00)      $(0.13)       $(0.11)       $(1.02)
   Diluted            $(0.00)      $(0.13)       $(0.11)       $(1.02)
Net income
 (loss) per
 share, diluted,
 excluding
 restructuring
 and related
 charges (1)           $0.14        $0.14         $0.32        $(0.04)
Average shares
 outstanding:
   Basic          12,559,000   11,594,000    11,922,000    11,567,000
   Diluted        12,559,000   11,594,000    11,922,000    11,567,000

(1) Excludes restructuring and related charges of $2.8 million ($1.8 million, or $0.14 per diluted share, after taxes) for the fourth quarter of fiscal 2007. Excludes restructuring and related charges of $8.4 million ($5.2 million, or $0.43 per diluted share, after taxes) for fiscal 2007. Of the $2.8 million and $8.4 million, non-cash charges were $1.7 million and $4.2 million, respectively.

Excludes restructuring and related charges of $4.7 million ($3.2 million, or $0.27 per diluted share, after taxes) for the fourth quarter of fiscal 2006. Excludes restructuring and related charges of $17.9 million ($11.4 million, or $0.98 per diluted share, after taxes) for fiscal 2006. Of the $4.7 million and $17.9 million, non-cash charges were $4.1 million and $13.0 million, respectively.





Reconciliation of Net Loss as Reported to Pro Forma Net (Income) Loss
                             (Unaudited)

                      Three Months Ended        Fiscal Year Ended
                   ------------------------ --------------------------
                    April 29,   April 30,    April 29,     April 30,
                      2007        2006         2007          2006
                   ----------- ------------ ------------ -------------
Net loss, as
 reported            $(40,000) $(1,534,000) $(1,316,000) $(11,796,000)
Restructuring and
 related charges,
 net of income
 taxes              1,821,000    3,184,000    5,160,000    11,358,000
                   ----------- ------------ ------------ -------------


Pro forma net
 income (loss)     $1,781,000   $1,650,000   $3,844,000     $(438,000)
                   =========== ============ ============ =============


         Reconciliation of Net Loss Per Share as Reported to
                Pro Forma Net Income (Loss) Per Share
                             (Unaudited)

                      Three Months Ended        Fiscal Year Ended
                   ------------------------ --------------------------
                    April 29,   April 30,    April 29,     April 30,
                      2007        2006         2007          2006
                   ----------- ------------ ------------ -------------
Net loss, as
 reported              $(0.00)      $(0.13)      $(0.11)       $(1.02)
Restructuring and
 related charges,
 net of income
 taxes                   0.14         0.27         0.43          0.98
                   ----------- ------------ ------------ -------------

Pro forma net
 income (loss) per
 share                  $0.14        $0.14        $0.32        $(0.04)
                   =========== ============ ============ =============





      Reconciliation of Projected Range of Net Income Per Share
         to Projected Range of Pro Forma Net Income Per Share
                             (Unaudited)

                                                         Three Months
                                                            Ending
                                                           July 29,
                                                            2007
                                                        --------------
Projected range of net income per diluted share         $0.05 - $0.09
Projected restructuring and related charges, net of
 income taxes                                                    0.03
                                                        --------------
Projected range of pro forma net income per diluted
 share                                                  $0.08 - $0.12
                                                        ==============

    CONTACT: Culp, Inc.
             Investor Contact:
             Kenneth R. Bowling, Chief Financial Officer
             336-881-5630
             or
             Media Contact:
             Kenneth M. Ludwig, Senior Vice President, Human Resources 336-889-5161